Exhibit 99.1

Contact:	John L. Morgan
763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION

ANNOUNCES INCREASE IN CASH DIVIDEND

Minneapolis, MN (April 25, 2012)  —  Winmark Corporation (Nasdaq: WINA) announced today that its Board of Directors has approved an increase in its regular quarterly cash dividend to shareholders.  The quarterly dividend of $0.04 per share represents an increase of $0.01 from its previous dividend rate.  The cash dividend will be paid on June 1, 2012 to shareholders of record on the close of business on May 9, 2012.  Future dividends will be subject to Board approval.

Winmark Corporation creates, supports and finances business.  At March 31, 2012, there were 939 franchises in operation under the brands Plato’s Closet®, Play It Again Sports®, Once Upon A Child®, and Music Go Round®.  An additional 50 retail franchises have been awarded but are not open.  In addition, at March 31, 2012, the Company had a lease portfolio equal to $29.6 million.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company including statements with respect to our ability to finance the growth of our leasing and franchising businesses for the foreseeable future.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.